EXHIBIT 99.1

Royal Gold Reports Third Quarter 2018 Results

DENVER, COLORADO.  MAY 2, 2018: ROYAL GOLD, INC. (NASDAQ: RGLD) (together with its subsidiaries, “Royal Gold” or the “Company,” “we” or “our”) reports a net loss of $153.7 million, or ($2.35) per share, on revenue of $116.0 million in its fiscal third quarter ended  March 31, 2018 (“third quarter”).  Third quarter reported earnings include non-cash charges of $184.9 million, net of tax.  Absent these impacts, adjusted net income(1) was $31.3 million, or $0.48 per share, up 32% from the prior year quarter.

Third Quarter Highlights Compared to Prior Year Quarter:

•      Revenue of $116 million, an increase of 8%

•      Operating cash flow of $105 million, an increase of 37%

•      Volume of 87,300 GEOs,(2) in line with the prior year quarter

•      Dividends paid of $16 million, an increase of 5%

•      Additional $75 million repaid on revolving credit facility

•      Average gold price of $1,329 per ounce, an increase of 9%

“We delivered another quarter of solid operating performance, which included our first full quarter sales of gold and silver from Rainy River,” commented Tony Jensen, President and CEO.  “While a non-cash impairment from Pascua-Lama impacted our reported earnings, we continue to believe that the project presents significant option value for Royal Gold shareholders.  In the near term, we look forward to improved production from Rainy River as it continues to mature, as well as growth from the Peñasquito Pyrite Leach Project and Cortez Crossroads, which are both expected to begin production late this calendar year.”

Recent Developments

Peak Gold Joint Venture

As of April 24, 2018, Royal Gold, through its wholly owned subsidiary, Royal Alaska, LLC, owns a 40% interest in and manages the Peak Gold Joint Venture (“Peak Gold JV”), for exploration and development of the Peak Gold Project located near Tok, Alaska.  CORE Alaska, LLC, a wholly

(1)    Adjusted Net Income is a non-GAAP measure.  Please see page 15 for reconciliation.

(2)    Gold Equivalent Ounces, (“GEOs”) are calculated as revenue divided by the average gold price for the same period. GEOs net of stream payments were 71,200 in the third quarter, compared to 69,400 in the prior year quarter.

owned subsidiary of Contango ORE, Inc. (“CORE”), owns a 60% interest in the Peak Gold JV.  The approved exploration budget for 2018 is $9.1 million on a consolidated basis.

Royal Gold also owns net smelter return (“NSR”) royalties of 2.0% and 3.0% over separate areas comprising the Peak Gold Project, which has a maiden resource of 11.3 million tonnes grading  3.46 grams per tonne gold.(3)

In a separate transaction on April 5, 2018, Royal Gold entered into a purchase agreement with a private seller to purchase 809,744 shares of CORE common stock, equating to an approximately 13.6% equity interest in CORE.

Pascua-Lama

The Company owns a 0.78% to 5.45% sliding-scale NSR gold royalty and a 1.09% NSR copper royalty on the Pascua-Lama project, owned by Barrick Gold Corporation (“Barrick”).  The project straddles the border of Chile and Argentina.  Our royalty interests are applicable to all gold and copper production from the portion of the Pascua-Lama project lying on the Chilean side of the border.

On February 6, 2018, Barrick announced it reclassified Pascua-Lama’s proven and probable gold reserves(4) of approximately 14 million ounces as measured and indicated resources.(3)   A significant reduction in reserves or mineralized material is an indicator of potential impairment.

On April 23, 2018, Barrick announced that work performed to date on the prefeasibility study for a potential underground project at Pascua-Lama was suspended.  Barrick will continue to evaluate opportunities to de-risk the project while maintaining Pascua-Lama as an option for development in the future if economics improve and related risks can be mitigated.

An impairment charge of $239.4 million ($178.9 million net of taxes) was taken during the third quarter, resulting in a carrying value of $177.7 million as of March 31, 2018. As part of our impairment determination, the fair value for Pascua-Lama was estimated by calculating the net present value of future cash flows expected to be generated from mining the Pascua-Lama deposits subject to our royalty interest.

(3)    The U.S. Securities and Exchange Commission does not recognize the term “resource.”  “Resources” are not reserves under the SEC’s regulations, but are categorized under the securities law regulations of certain foreign jurisdictions in order of increasing geological confidence into “inferred resources,” “indicated resources” and “measured resources.”  Investors are cautioned that resources cannot be classified as reserves unless and until it is demonstrated that they may be legally and economically extracted and produced and, as a result, they should not assume that all or any part of mineralized material in any of these categories will ever be converted into reserves.

(4)    Cautionary Note to U.S. Investors Concerning Estimates of Proven and Probable Mineral Reserves and Measured and Indicated Mineral Resources: The mineral reserve and resource estimates reported by Barrick were prepared in accordance with Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves. Royal Gold has not reconciled the reserve and resource estimates provided by Barrick with definitions of reserves used by the U.S. Securities and Exchange Commission.

Wassa and Prestea

On April 12, 2018, Golden Star announced that it more than doubled its inferred mineral resource(3) estimate for its Wassa underground mine in Ghana, to 5.2 million ounces of gold from 2.1 million ounces at year-end 2017.

Mount Milligan

As previously reported, Centerra Gold(“Centerra”) temporarily suspended mill operations at Mount Milligan on December 27, 2017 due to insufficient fresh water.  Mill operations restarted on February 5, 2018 with a single ball mill, and the second ball mill restarted on March 23, 2018.  Centerra reported on May 1, 2018 that Mount Milligan was operating at an average throughput of approximately 40,000 tonnes per day, and that once the spring snow melt is underway, throughput is expected to increase to a targeted average of 55,000 tonnes per day for the second half of the calendar year.

Centerra is pursuing more permanent permitting solutions to allow higher levels of pumping from current water sources and is developing additional ground water sources for Mount Milligan to proactively mitigate potential future water shortages during winter months.

Our third quarter results were not impacted by the temporary shutdown of the mill processing facility. Due to the timing of shipments and deliveries of gold and copper, we expect the impact of the temporary shutdown to be reflected in Royal Gold’s mid-calendar 2018 results, as some of the deliveries of gold and copper that were expected in the June through August 2018 period will be deferred to a later date.

Attributable Reserves

Royal Gold also announces updated estimates of ore reserves and mineralized material(5) attributable to the Company’s stream, royalty and similar interests as of December 31, 2017.  These figures are provided by the operators of properties on which the Company holds these interests, or are obtained by Royal Gold through publicly available information.

On a gold equivalent basis(6), metals reserves attributable to Royal Gold were 6.3 million ounces, on a net reserve basis, at year end 2017, compared with 7.2 million ounces for the same period

(5)    The U.S. Securities and Exchange Commission does not recognize this term.  Mineralized material is that part of a mineral system that has potential economic significance but cannot be included in the proven and probable ore reserve estimates until further drilling and metallurgical work is completed, and until other economic and technical feasibility factors based upon such work have been resolved.  Investors are cautioned not to assume that any part or all of the mineral deposits in this category will ever be converted into reserves.

(6)    Gold equivalent basis is calculated as total attributable gold ounces plus non-gold metals calculated with the following ratios per ounce of gold for 2017, using a year-end gold price of $1,291 per ounce: 76 ounces of silver, 397 pounds of copper, 1,143 pounds of lead, 861 pounds of zinc, and 232 pounds of nickel.  For 2016, non-gold metals were calculated using a year-end gold price of $1,146: 71 ounces of silver, 458 pounds of copper, 1,273 pounds of lead, 988 pounds of zinc, and 252 pounds of nickel.

ended 2016. The reduction in reserves was principally due to the reclassification of reserves to resources at Pascua-Lama, as well as net depletion.

Third Quarter Overview

Third quarter revenue was $116.0 million compared to $107.0 million in the prior year quarter. Stream and royalty revenue totaled $83.0 million and $33.0 million, respectively, for the third quarter.  Revenue increased due to higher gold and copper prices as well as increased stream sales from Wassa and Prestea, copper at Mount Milligan, and new production from Rainy River, partially offset by lower metal sales at Pueblo Viejo and Andacollo.

Third quarter ending inventory was comprised of 26,000 gold ounces and 659,000 silver ounces, an increase over the prior quarter due to deliveries received in late March.  We expect our fiscal fourth quarter 2018 sales related to our streaming agreements to be in line with the third quarter as inventory is expected to be reduced according to our routine sales procedures, offsetting lower expected deliveries from Mount Milligan.

Third quarter cost of sales of $21.3 million was below the $22.4 million recorded in the prior year quarter, driven by lower portfolio gold and silver sales.

General and administrative expenses increased to $8.1 million in the third quarter, compared to $5.4 million in the prior year quarter.  The increase was primarily related to an increase in legal costs of $1.3 million and an increase in non-cash compensation of $1.2 million.

Exploration costs, which are related to our Peak Gold JV, were $536,000 in the third quarter, a decrease from $2.7 million the prior year quarter, due to reduced field work during the winter months.

We recognized an income tax benefit totaling $45.9 million in the third quarter, compared with an income tax expense of $6.5 million in the prior year quarter.  This resulted in an effective tax rate of 22.9% in the current period, compared with 23.2% in the prior year quarter.  The third quarter tax benefit was related to the Pascua-Lama impairment and was somewhat offset by a $6 million increase to uncertain tax liabilities.

At March 31, 2018, we had current assets of $151.9 million compared to current liabilities of $43.5 million, resulting in working capital of $108.4 million.  This compares to current assets of $165.5 million and current liabilities of $41.6 million at December 31, 2017, resulting in working capital of $123.9 million.

During the third quarter, liquidity needs were met from our available cash resources and $94.7 million in revenue net of our streaming payments.  The Company repaid $75 million of the outstanding revolving credit facility during the quarter resulting in $925 million available and $75 million outstanding under the revolving credit facility as of March 31, 2018. Working capital, combined with the Company’s undrawn revolving credit facility, totaled approximately $1 billion of liquidity at March 31, 2018.

PROPERTY HIGHLIGHTS

A summary of third quarter and historical production reported by operators of our stream and royalty properties can be found on Tables 1 and 2.  Calendar year 2018 operator production estimates of certain properties in which we have interests compared to actual production through March 31, 2018 can be found on Table 3.  Results of our streaming business for the third quarter, compared to the prior year quarter, can be found on Table 4.  Highlights at certain of the Company’s principal producing and development properties during the third quarter, compared to the prior year quarter, are detailed in our Annual Report on Form 10-K.

CORPORATE PROFILE

Royal Gold is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties and similar production based interests.  The Company owns interests on 192 properties on six continents, including interests on 39 producing mines and 22 development stage projects.  Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD.” The Company’s website is located at www.royalgold.com.

For further information, please contact:

Karli Anderson

Vice President Investor Relations

(303) 575-6517

Note:  Management’s conference call reviewing the third quarter results will be held on Thursday, May 3, 2018, at noon Eastern Time (10:00 a.m. Mountain Time).  The call will be webcast and archived on the Company’s website for a limited time.

Third Quarter Earnings Call Information:

Dial-In Numbers:	855-209-8260 (U.S.); toll free
855-669-9657 (Canada); toll free
412-542-4106 (International)
Conference Title:	Royal Gold
Webcast URL:	www.royalgold.com under Investors, Events & Presentations

Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:  With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein.  Such forward-looking statements include statements about Barrick’s reclassification of gold reserves to mineralized material at Pascua-Lama and suspension of work on the underground project pre-feasibility study, the impact of the Company’s non-cash impairment of the Pascua-Lama royalty, and the option value of the Pascua-Lama project for the Company’s shareholders; improved production at Rainy River; growth from production at the Peñasquito Pyrite Leach Project and at Cortez Crossroads, and expected commencement of production at each; anticipated exploration spending at the Peak Gold Project and mineral resources reported for the Project; the agreement to purchase shares of CORE; the increase in estimated inferred mineral resource for Wassa underground; the impact of the temporary shutdown and subsequent restart of mill processing operations at Mount Milligan; and operators’ production estimates for calendar year 2018.  Net gold and metal reserves attributable to Royal Gold’s stream, royalty and other interests are subject to certain assumptions and, like reserves, do not reflect actual ounces that will be produced.  Like any stream, royalty or similar interest on a non-producing or not-yet-in-development project, our interests on development projects are subject to certain risks, such as the ability of the operators to bring the projects into production and operate in accordance with their feasibility studies and mine plans, and the ability of Royal Gold to make accurate assumptions regarding valuation and timing and amount of payments.  In addition, many of our interests are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Factors that could cause actual results to differ materially from the projections include, among others, precious metals, copper and nickel prices; performance of and production at the Company’s stream and royalty properties, including gold and copper production at Mount Milligan and gold and silver production at Pueblo Viejo; the ability of operators to finance project construction to completion and bring projects into production as expected, including development stage mining properties, mine and mill expansion projects and other development and construction projects; operators’ delays in securing or inability to secure or maintain necessary governmental permits; decisions and activities of the operators of the Company’s stream and royalty properties; unanticipated grade, environmental, geological, seismic, metallurgical, processing, liquidity or other problems the operators of the Company’s stream and royalty properties may encounter; operators’ inability to access sufficient raw materials, water or power; changes in operators’ project parameters as plans continue to be refined; changes in estimates of reserves and mineralization by the operators of the Company’s stream and royalty properties; contests to the Company’s stream and royalty interests and title and other defects in the properties where the Company holds stream and royalty interests; errors or disputes in calculating stream deliveries and royalty payments, or deliveries or payments not made in accordance with stream and royalty agreements; economic and market conditions; changes in laws governing the Company and its stream and royalty interests or the operators of the properties subject to such interests, and other subsequent events; as well as other factors described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission.  Most of these factors are beyond the Company’s ability to predict or control.  The Company disclaims any obligation to update any forward-looking statement made herein.  Readers are cautioned not to put undue reliance on forward-looking statements.

Statement Regarding Third-Party Information:  Certain information provided in this press release, including production estimates for calendar 2018, has been provided to us by the operators of the relevant properties or is publicly available information filed by these operators with applicable securities regulatory bodies, including the Securities and Exchange Commission.  Royal Gold has not verified, and is not in a position to verify, and expressly disclaims any responsibility for, the accuracy, completeness or fairness of such third-party information and refers the reader to the public reports filed by the operators for information regarding those properties.

TABLE 1

Third Quarter Fiscal 2018

Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz. and lbs.)

		Three Months Ended			Three Months Ended
		March 31, 2018			March 31, 2017
			Reported				Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue		Production(1)
Stream:
Mount Milligan		$47,807				$35,112
	Gold		25,800	oz.			28,900	oz.
	Copper		4.3	Mlbs.			N/A
Pueblo Viejo(2)		$15,734				$24,524
	Gold		8,500	oz.			15,600	oz.
	Silver		260,800	oz.			322,000	oz.
Wassa and Prestea	Gold	$8,350	6,300	oz.		$6,563	5,400	oz.
Andacollo	Gold	$7,186	5,400	oz.		$10,398	8,500	oz.
Rainy River		$3,902			$	N/A
	Gold		2,800	oz.			N/A
	Silver		11,100	oz.			N/A
Total stream revenue		$82,979				$76,597

Royalty:
Peñasquito		$6,452				$6,981
	Gold		91,200	oz.			137,500	oz.
	Silver		5.0	Moz.			4.8	Moz.
	Lead		26.0	Mlbs.			31.3	Mlbs.
	Zinc		88.0	Mlbs.			88.5	Mlbs.
Cortez	Gold	$1,901	18,900	oz.		$1,068	11,300	oz.
Other(3)	Various	$24,651	N/A			$22,326	N/A
Total royalty revenue		$33,004				$30,375
Total Revenue		$115,983				$106,972

TABLE 1

Third Quarter Fiscal 2018

Revenue and Operators’ Reported Production for Principal Stream and Royalty Interests

(In thousands, except reported production in oz. and lbs.)

		Nine Months Ended			Nine Months Ended
		March 31, 2018			March 31, 2017
			Reported				Reported
Stream/Royalty	Metal(s)	Revenue	Production(1)		Revenue		Production(1)
Stream:
Mount Milligan		$101,390				$105,161
	Gold		57,100	oz.			83,500	oz.
	Copper		8.7	Mlbs.			N/A
Pueblo Viejo(2)		$67,492				$71,911
	Gold		35,900	oz.			40,200	oz.
	Silver		1.3	Moz.			1.2	Moz.
Andacollo	Gold	$41,124	32,100	oz.		$41,552	32,900	oz.
Wassa and Prestea	Gold	$26,049	20,200	oz.		$17,484	14,000	oz.
Rainy River		$4,973			$	N/A
	Gold		3,600	oz.			N/A
	Silver		11,100	oz.			N/A
Total stream revenue		$241,028				$236,108

Royalty:
Peñasquito		$20,439				$19,935
	Gold		296,200	oz.			423,000	oz.
	Silver		15.9	Moz.			15.1	Moz.
	Lead		95.5	Mlbs.			97.8	Mlbs.
	Zinc		274.8	Mlbs.			232.1	Mlbs.
Cortez	Gold	$7,823	73,800	oz.		$4,942	47,600	oz.
Other(3)	Various	$73,517	N/A			$70,895	N/A
Total royalty revenue		$101,779				$95,772
Total revenue		$342,807				$331,880

TABLE 2

Operators’ Historical Production

				Reported Production For The Quarter Ended(1)
Property	Operator	Stream/Royalty	Metal(s)	Mar. 31, 2018		Dec. 31, 2017		Sep. 30, 2017		Jun. 30, 2017		Mar. 31, 2017
Stream:
Mount Milligan(4)	Centerra	35% of payable gold	Gold	25,800	oz.	12,600	oz.	18,600	oz.	19,800	oz.	28,900	oz.
		18.75% of payable copper	Copper	4.3	Mlbs.	1.8	Mlbs.	2.6	Mlbs.	2.6	Mlbs.	N/A
Pueblo Viejo	Barrick (60)%	7.5% of gold produced up to 990,000 ounces; 3.75% therafter	Gold	8,500	oz.	14,500	oz.	12,900	oz.	10,500	oz.	15,600	oz.
		75% of payable silver up to 50 million ounces; 37.5% therafter	Silver	260,800	oz.	469,600	oz.	536,600	oz.	374,500	oz.	322,000	oz.
Andacollo	Teck	100% of gold produced	Gold	5,400	oz.	17,000	oz.	9,700	oz.	14,900	oz.	8,500	oz.
Rainy River	New Gold	6.5% of gold produced up to 230,000 ounces; 3.25% therafter	Gold	2,800	oz.	800	oz.	N/A		N/A		N/A
		60% of silver produced up to 3.1 millions ounces delivered; 30% thereafter	Silver	11,100	oz.	N/A		N/A		N/A		N/A
Wassa and Prestea(5)	Golden Star	10.5% of gold produced up to 240,000 ounces; 5.5% therafter	Gold	6,300	oz.	6,800	oz.	7,100	oz.	6,300	oz.	5,400	oz.
Royalty:
Peñasquito	Goldcorp	2.0% NSR
			Gold	91,200	oz.	71,100	oz.	134,000	oz.	133,300	oz.	137,500	oz.
			Silver	5.0	Moz.	5.1	Moz.	5.9	Moz.	5.6	Moz.	4.8	Moz.
			Lead	26.0	Mlbs.	33.4	Mlbs.	36.2	Mlbs.	27.4	Mlbs.	31.3	Mlbs.
			Zinc	88.0	Mlbs.	94.4	Mlbs.	92.4	Mlbs.	85.7	Mlbs.	88.5	Mlbs.
Cortez	Barrick	GSR1 and GSR2, GSR3, NVR1	Gold	18,900	oz.	25,000	oz.	29,900	oz.	16,600	oz.	11,300	oz.

FOOTNOTES

Tables 1 and 2

(1)         Reported production relates to the amount of metal sales that are subject to our stream and royalty interests for the stated period, as reported to us by operators of the mines.

(2)         The first silver stream deliveries were in March 2016, with the first silver sales made during the June 2016 quarter.

(3)         Individually, no stream or royalty included within the “Other” category contributed greater than 5% of our total revenue for the entire period.

(4)         Reflects the October 20, 2016 amendment to our Mount Milligan streaming agreement. Prior to the amendment, Royal Gold held a 52.25% gold stream.  Gold concentrate that was in transit at October 20, 2016 was delivered to us under the 52.25% gold stream.  Royal Gold began receiving gold and copper deliveries reflecting the amended stream agreement in April 2017.

(5)         The gold stream percentage at Wassa and Prestea increased to 10.5% from 9.25%, effective January 1, 2018.

TABLE 3

Calendar 2018 Operator’s Production Estimate vs Actual Production

	Calendar 2018 Operator’s Production			Calendar 2018 Operator’s Production
	Estimate(1)			Actual(2),(3)
	Gold	Silver	Base Metals	Gold	Silver	Base Metals
Stream/Royalty	(oz.)	(oz.)	(lbs.)	(oz.)	(oz.)	(lbs.)
Stream:
Andacollo(4)	66,700			14,000
Mount Milligan(5)	195,000-215,000		47 - 52 million	29,500		6.1 million
Pueblo Viejo(6)	585,000-615,000	Not provided		141,000	Not provided
Rainy River(7)	310,000-350,000	Not provided		39,300	0.1 million
Wassa and Prestea	230,000-255,000			57,600
Royalty:
Cortez GSR1	48,300			18,500
Cortez GSR2	2,200			400
Cortez GSR3	50,500			18,900
Cortez NVR1	31,600			11,900
Peñasquito(8)	310,000	Not provided		98,000	5.2 million
Lead			160 million			26.0 million
Zinc			300 million			88.7 million

(1)         Production estimates received from our operators are for calendar 2018.  There can be no assurance that production estimates received from our operators will be achieved.  Please refer to our cautionary language regarding forward-looking statements and the statement regarding third party information contained in this press release, as well as the Risk Factors identified in Part I, Item 1A, of our Fiscal 2017 Form 10-K for information regarding factors that could affect actual results.

(2)         Actual production figures shown are from our operators and cover the period January 1, 2018 through March 31, 2018.

(3)         Actual production figures for Cortez are based on information provided to us by Barrick Gold Corporation, and actual production figures for Andacollo, Mount Milligan, Pueblo Viejo, Peñasquito (gold) and Wassa and Prestea are the publicly reported figures of the operators of those properties.

(4)         The estimated and actual production figures shown for Andacollo are contained gold in concentrate.

(5)         The estimated and actual production figures shown for Mount Milligan are payable gold and copper in concentrate.

(6)         The estimated and actual production figures shown for Pueblo Viejo are payable gold in doré and represent Barrick’s 60% interest in Pueblo Viejo.

(7)         The estimated gold production figures shown for Wassa and Prestea are payable gold in concentrate and doré.

(8)         The estimated and actual gold production figures shown for Peñasquito are payable gold in concentrate.  The operator did not provide estimated silver production.

TABLE 4

Stream Summary

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2018		March 31, 2017		March 31, 2018	June 30, 2017
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Mount Milligan	27,400	25,800	22,700	28,900	6,800	100
Pueblo Viejo	13,200	8,500	10,400	15,600	13,200	12,900
Andacollo	10,000	5,400	10,900	8,500	4,600	100
Wassa and Prestea	6,800	6,300	5,700	5,400	900	1,000
Rainy River	2,900	2,800	—	—	300	—
Total	60,300	48,800	49,700	58,400	25,800	14,100

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2018		March 31, 2017		March 31, 2018	June 30, 2017
Silver Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	616,300	260,800	373,600	322,000	616,300	536,800
Rainy River	41,800	11,100	—	—	42,600	—
Total	658,100	271,900	373,600	322,000	658,900	536,800

	Three Months Ended		Three Months Ended		As of	As of
	March 31, 2018		March 31, 2017		March 31, 2018	June 30, 2017
Copper Stream	Purchases (tonnes)	Sales (tonnes)	Purchases (tonnes)	Sales (tonnes)	Inventory (tonnes)	Inventory (tonnes)
Mount Milligan	1,540	1,966	N/A	N/A	—	—

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2018		March 31, 2017		March 31, 2018	June 30, 2017
Gold Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Mount Milligan	63,800	57,100	76,100	83,500	6,800	100
Andacollo	36,500	32,100	35,400	32,900	4,600	100
Pueblo Viejo	36,300	35,900	39,700	40,200	13,200	12,900
Wassa and Prestea	20,200	20,200	14,500	14,000	900	1,000
Rainy River	3,900	3,600	—	—	300	—
Total	160,700	148,900	165,700	170,600	25,800	14,100

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2018		March 31, 2017		March 31, 2018	June 30, 2017
Silver Stream	Purchases (oz.)	Sales (oz.)	Purchases (oz.)	Sales (oz.)	Inventory (oz.)	Inventory (oz.)
Pueblo Viejo	1,346,500	1,267,000	1,239,400	1,188,600	616,300	536,800
Rainy River	53,700	11,100	—	—	42,600	—
Total	1,400,200	1,278,100	1,239,400	1,188,600	658,900	536,800

	Nine Months Ended		Nine Months Ended		As of	As of
	March 31, 2018		March 31, 2017		March 31, 2018	June 30, 2017
Copper Stream	Purchases (tonnes)	Sales (tonnes)	Purchases (tonnes)	Sales (tonnes)	Inventory (tonnes)	Inventory (tonnes)
Mount Milligan	2,414	1,988	N/A	N/A	—	—

ROYAL GOLD, INC.

Consolidated Balance Sheets

(In thousands except share data)

	March 31, 2018	June 30, 2017
ASSETS
Cash and equivalents	$109,376	$85,847
Royalty receivables	27,795	26,886
Income tax receivable	1,149	22,169
Stream inventory	12,699	7,883
Prepaid expenses and other	826	822
Total current assets	151,845	143,607
Stream and royalty interests, net	2,532,603	2,892,256
Other assets	68,999	58,202
Total assets	$2,753,447	$3,094,065
LIABILITIES
Accounts Payable	$3,008	$3,908
Dividends payable	16,361	15,682
Income tax payable	12,431	5,651
Withholding taxes payable	3,652	3,425
Other current liabilities	8,045	5,617
Total current liabilities	43,497	34,283
Debt	422,273	586,170
Deferred tax liabilities	103,221	121,330
Uncertain tax positions	36,616	25,627
Other long-term liabilities	17,435	6,391
Total liabilities	623,042	773,801
Commitments and contingencies
EQUITY
Preferred stock, $.01 par value, 10,000,000 shares authorized; and 0 shares issued	—	—
Common stock, $.01 par value, 200,000,000 shares authorized; and 65,309,018 and 65,179,527 shares outstanding, respectively	653	652
Additional paid-in capital	2,188,251	2,185,796
Accumulated other comprehensive income	21	879
Accumulated (losses) earnings	(100,173)	88,050
Total Royal Gold stockholders’ equity	2,088,752	2,275,377
Non-controlling interests	41,653	44,887
Total equity	2,130,405	2,320,264
Total liabilities and equity	$2,753,447	$3,094,065

ROYAL GOLD, INC.

Consolidated Statements of Operations and Comprehensive (Loss) Income

(In thousands except for per share data)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2018	2017	2018	2017
Revenue	$115,983	$106,972	$342,807	$331,880

Costs and expenses
Cost of sales	21,345	22,419	61,627	67,582
General and administrative	8,100	5,402	24,555	23,447
Production taxes	423	389	1,568	1,331
Exploration costs	536	2,647	5,098	8,411
Depreciation, depletion and amortization	39,679	40,164	121,380	119,785
Impairments of royalty interests	239,364	—	239,364	—
Total costs and expenses	309,447	71,021	453,592	220,556

Operating (loss) income	(193,464)	35,951	(110,785)	111,324

Interest and other income	1,781	1,326	3,416	10,056
Interest and other expense	(8,294)	(9,254)	(25,946)	(27,068)
(Loss) income before income taxes	(199,977)	28,023	(133,315)	94,312

Income tax benefit (expense)	45,859	(6,492)	(10,044)	(18,724)
Net (loss) income	(154,118)	21,531	(143,359)	75,588
Net loss attributable to non-controlling interests	468	2,130	3,573	5,921
Net (loss) income attributable to Royal Gold common stockholders	$(153,650)	$23,661	$(139,786)	$81,509

Net (loss) income	$(154,118)	$21,531	$(143,359)	$75,588
Adjustments to comprehensive (loss) income, net of tax
Unrealized change in market value of available-for-sale securities	(666)	360	(858)	1,182
Comprehensive (loss) income	(154,784)	21,891	(144,217)	76,770
Comprehensive loss attributable to non-controlling interests	468	2,130	3,573	5,921
Comprehensive (loss) income attributable to Royal Gold stockholders	$(154,316)	$24,021	$(140,644)	$82,691

Net (loss) income per share available to Royal Gold common stockholders:
Basic (loss) earnings per share	$(2.35)	$0.36	$(2.14)	$1.25
Basic weighted average shares outstanding	65,307,324	65,169,883	65,283,019	65,145,183
Diluted (loss) earnings per share	$(2.35)	$0.36	$(2.14)	$1.25
Diluted weighted average shares outstanding	65,307,324	65,274,926	65,283,019	65,267,201
Cash dividends declared per common share	$0.25	$0.24	$0.74	$0.71

ROYAL GOLD, INC.

Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended		Nine Months Ended
	March 31,	March 31,	March 31,	March 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Net (loss) income	$(154,118)	$21,531	$(143,359)	$75,588
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, depletion and amortization	39,679	40,164	121,380	119,785
Amortization of debt discount and issuance costs	3,787	3,451	11,200	10,202
Non-cash employee stock compensation expense	1,563	314	5,958	6,758
Impairments of royalty interests	239,364	—	239,364	—
Deferred tax benefit	(60,541)	(3,055)	(31,583)	(6,266)
Other	(41)	—	(199)	(4,638)
Changes in assets and liabilities:
Royalty receivables	1,490	5,768	(909)	(1,367)
Stream inventory	(5,340)	3,554	(4,816)	2,865
Income tax receivable	26,217	(6,065)	21,020	(6,117)
Prepaid expenses and other assets	3,552	92	3,224	(743)
Accounts payable	719	191	(939)	(1,641)
Income tax payable	(2,666)	11,698	6,779	(422)
Withholding taxes payable	201	(7,085)	227	(5,449)
Uncertain tax positions	6,429	1,289	10,989	7,341
Other liabilities	4,280	4,213	13,473	5,036
Net cash provided by operating activities	$104,575	$76,060	$251,809	$200,932

Cash flows from investing activities:
Acquisition of stream and royalty interests	(1,012)	(10,903)	(1,012)	(203,721)
Other	(1,157)	(271)	(1,251)	1,503
Net cash used in investing activities	$(2,169)	$(11,174)	$(2,263)	$(202,218)

Cash flows from financing activities:
Borrowings from revolving credit facility	—	—	—	70,000
Repayment of revolving credit facility	(75,000)	(45,000)	(175,000)	(45,000)
Net payments from issuance of common stock	39	(298)	(3,502)	(2,618)
Common stock dividends	(16,364)	(15,680)	(47,755)	(45,715)
Purchase of additional royalty interest from non-controlling interest	—	(24)	—	(1,462)
Other	163	218	240	(2,462)
Net cash used in financing activities	$(91,162)	$(60,784)	$(226,017)	$(27,257)
Net increase (decrease) in cash and equivalents	11,244	4,102	23,529	(28,543)
Cash and equivalents at beginning of period	98,132	83,988	85,847	116,633
Cash and equivalents at end of period	$109,376	$88,090	$109,376	$88,090

SCHEDULE A

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Adjusted Net (Loss) Income Reconciliation

Management of the Company uses adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations.  The Company believes the use of adjusted net income (loss) allows investors and analysts to understand the results relating to receipt of revenue from its royalty interests and purchase and sale of gold from its streaming interests by excluding certain items that have a disproportionate impact on our results for a particular period.  The net income (loss) adjustments are presented net of tax generally at the Company’s statutory effective tax rate.  Management’s determination of the components of adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.  Net income (loss) attributable to Royal Gold stockholders is reconciled to adjusted net income (loss) as follows:

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	(Unaudited, in thousands)		(Unaudited, in thousands)
	2018	2017	2018	2017

Net (loss) income attributable to Royal Gold common stockholders	$(153,650)	$23,661	$(139,786)	$81,509

Preliminary impacts of U.S. tax legislation	—	—	26,400	—
Income tax foreign currency election	132	—	16,032	—
Increase in uncertain tax positions	5,925	—	5,925	—
Impairments royalty interests, net of tax	178,856	—	178,856	—

Adjusted net income attributable to Royal Gold common stockholders	$31,263	$23,661	$87,427	$81,509

Net (loss) income attributable to Royal Gold common stockholders per basic share	$(2.35)	$0.36	$(2.14)	$1.25

Preliminary impacts of U.S. tax legislation	—	—	0.40	—
Income tax foreign currency election	—	—	0.25	—
Increase in uncertain tax positions	0.09	—	0.09	—
Impairments royalty interests, net of tax	2.74	—	2.74	—

Adjusted net income attributable to Royal Gold common stockholders per basic share	$0.48	$0.36	$1.34	$1.25

Net (loss) income attributable to Royal Gold common stockholders per diluted share	$(2.35)	$0.36	$(2.14)	$1.25

Preliminary impacts of U.S. tax legislation	—	—	0.40	—
Income tax foreign currency election	—	—	0.25	—
Increase in uncertain tax positions	0.09	—	0.09	—
Impairments royalty interests, net of tax	2.74	—	2.74	—

Adjusted net income attributable to Royal Gold common stockholders per diluted share	$0.48	$0.36	$1.34	$1.25